ARTICLES OF AMENDMENT
                                WASHINGTON
                            PROFIT CORPORATION

       FILED
 SECRETARY OF STATE
      SAM REED
  OCTOBER 2, 2006
STATE OF WASHINGTON


                AMENDMENT TO ARTICLES OF INCORPORATION

NAME OF CORPORATION:    CIMBIX CORPORATION

UBI NUMBER:                 AMENDMENT TO ARTICLES OF INCORPORATION WERE
                                 ADOPTED ON:
602 059 547                                    SEP 28, 2006

EFFECTIVE DATE OF ARTICLES OF AMENDMENT:  UPON FILING BY SECRETARY OF STATE

ARTICLES OF AMENDMENT WERE ADOPTED BY:  BOARD OF DIRECTORS. SHAREHOLDERS ACTION
          WAS NOT REQUIRED.

AMENDMENTS TO THE ARTCLES OF INCORPORATION ARE AS FOLLOWS:

ARTICLE 1:

THE NAME OF THE CORPORATION IS "WATAIRE INTERNATIONAL, INC."


SIGNATURE OF OFFICER:


/S/ ROBERT ROSNER            ROBERT ROSNER       SEP 28, 2006
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SIGNATURE                    PRINTED NAME        DATE